EXHIBIT 99.1

Exactech Q1 Revenue Up 6% to $69.5 Million on 21% Extremities Growth
Q1 Net Income $4.6 Million; Diluted EPS $0.32

Gainesville, Fla. - April 25, 2017 - Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products and biologic solutions for extremities, knee and hip, announced today that revenue for the first quarter of 2017 increased 6% to $69.5 million from $65.3 million in the first quarter of 2016, and 7% on a constant currency basis. Domestic revenue increased 7% to $47.7 million and international revenue increased 5% to $21.8 million in the first quarter of 2017. Diluted earnings per share for the first quarter was $0.32 based on net income of $4.6 million, compared to first quarter 2016 net income of $4.4 million and diluted earnings per share of $0.31.

First Quarter Segment Performance

•	Extremity revenues increased 21% to $30.0 million from $24.8 million, a 21% constant currency increase

•	Knee revenue increased 1% to $20.0 million from $19.8 million, a 1% constant currency increase

•	Hip revenue increased 6% to $12.1 million from $11.4 million, a 6% constant currency increase

•	Other revenues decreased 20% to $7.3 million from $9.2 million, a 19% constant currency decrease. The Other segment includes an aggregation of the former Biologics and Spine segment

Management Comment
Exactech CEO and President David Petty said, “With three new revision systems now in full launch, we leveraged our sales channel and improvements in our supply chain to deliver a strong start to 2017. The innovative features of our Optetrak Logic® CC revision knee and Alteon® Monobloc hip systems continue to attract new surgeons, improve patient outcomes and post growth in those segments. Our extremities business continued to accelerate, attracting record attendance at our global medical education programs. At the ten-year clinical milestone, our Equinoxe® reverse platform shoulder system remains a core driver of customer satisfaction while new products like our humeral reconstruction prosthesis contribute to a robust new customer pipeline.

“The sales increase of 6% to $69.5 million was above our expectations as domestic revenue increased 7% to $47.7 million, and excluding the impact of the divested US spine assets during

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the quarter, domestic sales increased 11%. International revenue increased 5% to $21.8 million, and a 7% increase on a constant currency basis,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins increased to 70% from 69% for the first quarter a year ago due to strength in our US extremities business. Total operating expenses for the quarter increased 10% to $42.5 million primarily due to heavy investments we continue to make in our product development pipeline with research and development expenses increasing 23% during the quarter. Sales and marketing expenses increased 7% to $25.1 million due to variable selling expenses and investments in our medical education and training programs. Transition costs associated with divestiture of our spine assets were less than originally projected at a total of $0.5 million resulting in a $0.02 diluted EPS impact on the quarter and as a result we produced a net income increase of 4% to $4.6 million for the quarter.

Looking forward, Exactech updated 2017 revenue guidance to $266-$272 million and increased diluted EPS target to $1.24-$1.30, including the impact of the first quarter $0.02 diluted earnings per share costs related to the spine business transition. On an adjusted basis, the diluted EPS target is $1.26-$1.32. For the second quarter of 2017, the company anticipates revenues of $66.5-$68.5 million and diluted EPS of $0.32-$0.34. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team, Wednesday, April 26th at 10:00 a.m. Eastern Time. The call will cover Exactech’s first quarter 2017 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 877-874-1569 any time after 9:50 a.m. Eastern Time on April 26. International and local callers should dial 719-325-4888. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=123876.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

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This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett, Vice President, Corporate & Marketing Communication 352-377-1140

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,173	$13,052
Accounts receivable, net of allowances of $1,641 and $1,473	58,596	53,051
Prepaid expenses and other assets, net	4,119	3,075
Income taxes receivable	2,487	2,140
Inventories, current	66,189	65,264
Assets held for sale	—	6,477
Total current assets	142,564	143,059

PROPERTY AND EQUIPMENT:
Land	4,484	4,474
Machinery and equipment	42,447	42,034
Surgical instruments	139,739	132,134
Furniture and fixtures	4,864	4,700
Facilities	21,804	21,726
Projects in process	5,457	2,473
Total property and equipment	218,795	207,541
Accumulated depreciation	(104,473)	(100,234)
Net property and equipment	114,322	107,307

OTHER ASSETS:
Deferred financing and deposits, net	800	968
Equity investment	2,004	2,047
Deferred tax asset	—	887
Non-current inventory	13,107	15,723
Product licenses and designs, net	8,860	9,102
Patents and trademarks, net	769	821
Customer relationships, net	488	476
Goodwill	14,181	13,819
Total other assets	40,209	43,843
TOTAL ASSETS	$297,095	$294,209

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,738	$17,566
Income taxes payable	1,425	780
Accrued expenses and other liabilities	14,441	11,832
Other current liabilities	2,805	2,927
Total current liabilities	35,409	33,105

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,458	1,773
Long-term debt, net of current portion	16,000	20,000
Other long-term liabilities	2,951	5,089
Total long-term liabilities	21,409	26,862
Total liabilities	56,818	59,967

SHAREHOLDERS’ EQUITY:
Common stock	145	144
Additional paid-in capital	88,998	87,319
Treasury stock	(3,042)	(3,042)
Accumulated other comprehensive loss	(8,840)	(8,611)
Retained earnings	163,016	158,432
Total shareholders’ equity	240,277	234,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$297,095	$294,209

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods
	Ended March 31,
	2017	2016
NET SALES	$69,482	$65,298

COST OF GOODS SOLD	20,641	20,368
Gross profit	48,841	44,930

OPERATING EXPENSES:
Sales and marketing	25,053	23,319
General and administrative	6,536	5,914
Research and development	6,224	5,070
Depreciation and amortization	4,659	4,324
Total operating expenses	42,472	38,627

INCOME FROM OPERATIONS	6,369	6,303

OTHER INCOME (EXPENSE):
Interest income	3	4
Other income	143	40
Interest expense	(226)	(262)
Foreign currency exchange gain (loss)	562	494
Total other income (expense)	482	276

INCOME (LOSS) BEFORE INCOME TAX AND EQUITY IN LOSS OF INVESTEE	6,851	6,579

PROVISION FOR INCOME TAXES	2,224	2,177

INCOME BEFORE EQUITY IN LOSS OF INVESTEE	4,627	4,402

EQUITY IN LOSS OF INVESTEE, NET OF TAX	(43)	—

NET INCOME (LOSS)	$4,584	$4,402

BASIC EARNINGS (LOSS) PER SHARE	$0.32	$0.31

DILUTED EARNINGS (LOSS) PER SHARE	$0.32	$0.31

SHARES - BASIC	14,272	14,057

SHARES - DILUTED	14,454	14,173

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Non-GAAP Disclosure and Reconciliation

We present certain non-GAAP results as a supplement to our financial results based on GAAP, as we believe it is useful to exclude certain items in order to focus on what we regard to be a more reliable indicator of the underlying operating performance of our business. Because we operate internationally, we present the percentage change in sales by reporting segment on a constant currency basis, which is a non-GAAP financial measure. We calculate this change on a constant currency basis by translating current period sales at the comparable average historical exchange rates for the same period in the prior year. We believe that presenting the percentage change in sales on a constant currency basis assists in the understanding of actual sales fluctuations by excluding the impact of foreign currency fluctuations.

Additionally, we report on a non-GAAP basis adjusted sales, gross margin, operating expenses, income, and diluted earnings per share excluding charges related to the spine assets we sold January 2017. We believe the exclusion of spine sales and costs provides the reader with more comparable financials to better analyze the reported periods. The following items have been adjusted:

•	Sales, cost of goods sold, and operating expenses from our spine products

•	Transition charges related to the sale of our spine assets

•	Personnel and severance costs related to the transition

	Three Months March 31, 2017			Three Months March 31, 2016			Change %
	Reported	US Spine	Adjusted	Reported	US Spine	Adjusted	Reported	Adjusted
Domestic sales	$47,643	$282	$47,391	$44,573	$1,798	$42,775
International sales	21,809	—	21,809	20,725	—	20,725
Total sales	69,452	282	69,200	65,298	1,798	63,500	6.4%	9.0%

Gross profit	48,841	187	48,654	44,930	1,220	43,710	8.7	11.3

Operating expense	42,472	702	41,770	38,627	1,472	37,155	10.0	12.4

Other income	482	—	482	276	—	276	74.6	74.6
Income before income tax and equity in loss of investee	6,851	(515)	7,366	6,579	(252)	6,831	4.1	6.3

Income tax	2,224	(137)	2,361	2,177	(94)	2,271	2.2	3.9
Equity in loss of investee	(43)	—	(43)	—	—	—
Net income (loss)	$4,584	$(378)	$4,962	$4,402	$(158)	$4,560	4.1	8.8

Diluted EPS	$320.00	$(0.02)	$0.34	$310.00	$(0.01)	$0.32

We also provide adjusted forward looking guidance on diluted earnings per share for the full year for 2017. We believe this adjusted guidance will assist in comparative measures. The following reconciles the guidance ranges to expected guidance on a GAAP basis:

Twelve Months Ended
December 31, 2017
Expected diluted EPS range on GAAP basis	$1.24 - $1.30

Adjustment: Spine asset divestiture	0.02

Adjusted total diluted EPS range	$1.26-$1.32

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EXACTECH INC.